Exhibit 10.20

Contract subject change and supplementary

contract No.：_______________

Party (A)：Hangzhou zhexin information technology Ltd.

Party (B)：Tianjin Datasea information technology Ltd.

Party (C)：Hangzhou Shuhai zhangxun information technology Ltd.

Party A and Party B signed the House Lease Contract on August 26, 2020 (Contract No. :  Zx-xxh-2020-08-21-01) (hereinafter referred to as “Original Contract”)  It is agreed that Party A shall lease to Party B the premises (hereinafter referred to as “Leasehold Premises”) of which Party A has full ownership and relevant usufructuary right and which is located in Room 902, Room 903, Room 904, Room 905, Room 906, Room 907, Room 908, Room 909 and room 910 of West Building 2, Xixi Yintai Commercial Center, Xihu District, Hangzhou.

Now Party A, Party B and Party C have reached the following agreement through friendly negotiation  regarding party B’s simultaneous transfer of its rights, obligations and responsibilities under the original Contract to Party C, and agree to abide by it jointly:

As of the effective date of this Agreement, all rights, obligations and responsibilities of Party B under the original Contract shall be transferred to Party C, that is, Party B shall no longer enjoy its rights under the original Contract and shall no longer perform its obligations under the original Contract.  All expenses incurred by the leased premises, including but not limited to rent, water, electricity and property management fees, shall be paid by Party C.

Party B shall bear all expenses including water, electricity and property management fees during the lease term as agreed in the original contract. Now the three parties agree to make supplementary provisions as follows:

Party B shall pay the water, electricity and property management fees of the leased house starting from September 15, 2020.  The portion that is not settled before this Agreement is signed shall be paid by Party C ,after this Agreement comes into force and the corresponding invoice shall be issued to Party C.

For room  901  906  (accounting for 85%), 907 and 910 , Party A shall still pay the corresponding electricity charges generated by these 4 room , and The rest shall be paid by Party C.  The water fee shall be paid by Party C directly to the property owner. Party A shall make quarterly settlement based on the proportion of actual monthly average users, and shall make payment to Party C within ten working days after the  invoice issued by Party C.

The air-conditioning fee shall be calculated based on the proportion of the total area on the 9th floor. Party A’s and Party C’s air-conditioning fees shall account for 31% and 69% of the total air-conditioning fees.

Any dispute between Party A, Party B and Party C arising from the execution and performance of this Agreement shall be settled through negotiation.  If no agreement can be reached through negotiation, either party may bring the dispute to the people’s court having jurisdiction in the place where the contract was signed

What is not involved in this agreement shall be subject to the original contract.  In case of any conflict between this Agreement and the original Contract, the content of this Agreement shall prevail.

This Agreement shall come into force upon being sealed by party A, Party B and Party C.  This Agreement is made in six copies, with each party holding two copies with the same legal effect.

(No text blow)

Party A ：Hangzhou zhexin information technology Ltd.	Party B：Tianjin Datasea information technology Ltd.

(seal)	(seal)

Representative: Yuanyuan Zhang	Representative: Yaqing Wang

Address:	Address:

Mobile phone：	Mobile phone：

Land line：	Land line：

Date:：January 14, 2021	Date:：

Party C：Hangzhou Shuhai zhangxun information technology Ltd.

(seal)

Representative: Zhengmao Zhang

Address:

Mobile phone：

Land line：

Date: